Exhibit 5.1

MASLON LLP

www.maslon.com
612.672.8200 o

August 6, 2026

Where Food Comes From, Inc.

202 6th Street, Suite 400

Castle Rock, CO) 80104

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Where Food Comes From, Inc., a Colorado corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-3 (as amended, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed issuance and sale by the Company, from time to time, pursuant to Rule 415 under the Securities Act, of up to $50,000,000 of: (i) shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”); (ii) shares of the Company’s preferred stock, par value $0.001 per share (the “Preferred Stock”); and (iii) warrants to purchase Common Stock or Preferred Stock (the “Warrants”. The Common Stock, the Preferred Stock, and the Warrants are referred to herein as the “Securities”.

We have examined copies of such agreements, instruments and documents and undertaken such further inquiry as we consider necessary or advisable for purposes of rendering the opinions set forth below. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons, and the conformity to the originals of all documents submitted to us as copies.

For purposes of the opinion set forth below, we have assumed: (a) that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Securities Act; (b) that a prospectus supplement will have been filed with the Commission describing the Securities offered thereby; (c) that the Securities will be issued and sold in compliance with applicable U.S. federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement; (d) that a definitive purchase, underwriting or similar agreement and any applicable warrant agreement, pursuant to which any Securities may be issued, will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; (e) that any Securities issuable upon conversion, exchange, redemption or exercise of any Securities being offered will be duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange, redemption or exercise; (f) at the time of issuance of any Securities, the Company will be a validly existing corporation under the laws of the State of Colorado; (g) with respect to shares of Common Stock or Preferred Stock, that there will be sufficient shares of Common Stock or Preferred Stock authorized under the Company’s organizational documents that are not otherwise reserved for issuance; and (h) that the Warrants and the agreements governing such Securities will be governed by the internal laws of the State Colorado.

August 6, 2026

Subject to the foregoing and the other matters set forth herein, it is our opinion that:

1. With respect to the shares of Common Stock, when: (a) all necessary corporate action of the Company has been taken to approve the issuance and the terms of the offering of the shares of Common Stock and related matters; and (b) the shares of Common Stock have been duly delivered either in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board of Directors (the “Board”) of the Company, or upon conversion or exercise of any Security offered under the Registration Statement, and upon payment of the consideration therefor (in an amount not less than the par value of the Common Stock) provided for therein, then the shares of Common Stock will be validly issued, fully paid and nonassessable.

2. With respect to any particular series of shares of Preferred Stock, when: (a) all necessary corporate action of the Company has been taken to approve the issuance and terms of the shares of Preferred Stock, the terms of the offering thereof, and related matters, including the adoption of a certificate of designation relating to such Preferred Stock and the filing of articles of amendment with the Secretary of State of the State of Colorado; and (b) the shares of Preferred Stock have been duly delivered either in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board, or upon conversion or exercise of any other Security offered under the Registration Statement, and upon payment of the consideration therefor (in an amount not less than the par value of the Preferred Stock) provided for therein, then the shares of Preferred Stock will be validly issued, fully paid and nonassessable.

3. With respect to the Warrants, when: (a) all necessary corporate action of the Company has been taken to approve the issuance and terms of the Warrants and related matters; and (b) the Warrants have been duly executed and delivered against payment therefor, pursuant to the applicable definitive purchase, underwriting, warrant or similar agreement, as applicable, duly authorized, executed and delivered by the Company and a warrant agent and the certificates for the Warrants have been duly executed and delivered by the Company and such warrant agent, then the Warrants will constitute valid and binding obligations of the Company.

The opinions expressed above are subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally and to general principles of equity.

We express no opinion as to the laws of any state or jurisdiction other than the Colorado Business Corporation Act.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

Very truly yours,

MASLON LLP